Exhibit 10.19

LYONDELLBASELL INDUSTRIES
2020 RESTRICTED STOCK UNIT AWARD AGREEMENT
By letter (the “Grant Letter”), effective as of the date specified in the Grant Letter (the “Grant Date”), LyondellBasell Industries N.V. (the “Company”), pursuant to the LyondellBasell Industries Long-Term Incentive Plan, as amended and restated effective May 31, 2019 (the “Plan”), has granted to the Participant the number of units of Common Stock (as defined in the Plan) specified in the Grant Letter subject to transfer and forfeiture restrictions (“Restricted Stock Units”). These grants are all subject to adjustment as provided in the Plan, and the following terms and conditions (the “Award Agreement”):
1.Relationship to Plan and Company Agreements.
This Restricted Stock Unit grant is subject to all Plan terms, conditions, provisions and administrative interpretations, if any, adopted by the Committee. Except as defined in this Award Agreement, capitalized terms have the same meanings ascribed to them in the Plan. To the extent that this Award Agreement is intended to satisfy the Company’s obligations under any employment agreement between the Company and the Participant, the Participant agrees and acknowledges that this Award Agreement fulfills the Company’s obligations under the employment agreement, this Award Agreement shall be interpreted and construed to the fullest extent possible consistent with such employment agreement, and in the event of a conflict between the terms of such employment agreement and the terms of this Award Agreement, the terms of this Award Agreement shall control.
2.Restriction Period and Vesting Schedule.
(a)The Restriction Period applicable to the Restricted Stock Units shall lapse and Restricted Stock Units shall fully vest on the third anniversary of the Grant Date. The Participant must be in continuous Employment from the Grant Date through the third anniversary of the Grant Date to vest in Restricted Stock Units on that date.
(b)If the Participant has been in continuous Employment since the Grant Date, the Restriction Period shall lapse and the Restricted Stock Units shall become fully vested, irrespective of the limits in subparagraph (a), upon (1) an involuntary termination of Employment by the Company without Cause or a constructive termination of Employment by the Participant with good reason as defined in Section 10 of the Plan, either of which occurs within one year after the occurrence of a Change of Control or (2) any termination of Employment due to death or Disability.
(c)Notwithstanding paragraph (a), the Restriction Period shall lapse and the Restricted Stock Units shall fully vest on the third anniversary of the Grant Date if Participant terminates Employment due to Enhanced Retirement.
(d)Notwithstanding paragraph (a), provided that the Participant has been in continuous Employment since the Grant Date, upon termination of Employment due to Retirement or involuntary termination not for Cause, the Restriction Period shall lapse with respect to a pro rata portion of the Restricted Stock Units which shall be determined by multiplying the full number of Restricted Stock Units otherwise payable under this Award Agreement by a fraction, the numerator of which is the number of months (with any partial months being considered a full month) of the Participant’s Employment during the period beginning on the Grant Date and ending on the third anniversary of the Grant Date and the denominator of which is the number of months in such period. Remaining Restricted Stock Units shall be forfeited. If a Participant is eligible for Enhanced Retirement, this paragraph (d) shall not apply and paragraph (c) shall control.
(e)The following definitions apply to this Award Agreement:

(i)“Disability” means (i) a permanent and total disability as defined in the Company’s long-term disability plan in which the Participant is eligible to participate and (ii) the Participant is not eligible for Retirement.
(ii)“Employment” means employment as an Employee with the Company or any Participating Employer. Neither the Participant’s transfer from Company employment to employment by any Participating Employer, the Participant’s transfer from employment by any Participating Employer to Company employment, nor the Participant’s transfer between Participating Employers shall be deemed to be a termination of the Participant’s employment. Moreover, a Participant’s employment shall not be deemed to terminate because the Participant is absent from active employment due to temporary illness, during authorized vacation, during temporary leaves of absence granted by the Company or a Participating Employer for professional advancement, education, health or government service, during military leave for any period if the Participant returns to active employment within 90 days after military leave terminates, or during any period required to be treated as a leave of absence by any valid law or agreement.
(iii)[“Enhanced Retirement” means a Participant’s voluntarily initiated termination of service on or after age 60 with 10 years of service with the Company and/or an Affiliate.] 1
(iv)“Misconduct” means any act or failure to act that (i) contributes to the Company having to restate all or a portion of its financial statements and materially increases the value of the compensation received by the Participant and/or (ii) caused or was intended to cause a violation of the policies of the Company or Affiliate.
(v)“Retirement” means a Participant’s voluntarily initiated termination of service on or after the earliest of (i) age 55 with 10 years of service with the Company and/or an Affiliate, (ii) the time of retirement as defined in a written agreement between a Participant and a Participating Employer, or (iii) outside the U.S., the time when retirement is permitted and the Participant is eligible to receive a company retirement benefit under applicable law with respect to the Participant’s primary place of employment (as determined by the Committee in its sole judgment).
3.Terms and Conditions.
Each Restricted Stock Unit shall be subject to the restrictions below and a substantial risk of forfeiture during the Restriction Period. A Participant shall not be entitled to any payment under Section 5 until the Restriction Period for affected Restricted Stock Units lapses. No rights related to a Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restriction Period. Restricted Stock Units shall be forfeited on the date the Participant’s Employment terminates except as otherwise provided in Section 2 hereof.

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1. The definition of Enhanced Retirement and the related provisions and references shall not apply to any Restricted Stock Units granted to the Chief Executive Officer.

4.Registration of Units.
The Participant’s right to receive Common Stock in settlement of the Restricted Stock Units shall be evidenced by book entry (or by such other manner as the Committee may determine)
5.Settlement.
Subject to Section 12 hereof, when the Restriction Period lapses and Restricted Stock Units vest under Section 2, a Participant shall become entitled to receive, within 60 days of the date the Restricted Stock Units vested, the number of shares of Common Stock equal to the number of Restricted Stock Units which have vested on the particular vesting date. Any shares of Common Stock paid under this Award shall remain subject to the Company Clawback Policy as set forth in Section 14.
6.Dividend Equivalents.
The Company will pay Dividend Equivalents for each outstanding Restricted Stock Unit as soon as administratively practicable after dividends, if any, are paid on the Company’s outstanding shares of Common Stock; provided, however, that (i) such payment shall be made no later than March 15th following the year in which the dividends are paid and (ii) the Participant must be in Employment as of the date of such dividend payment.
7.Withholding.
The Company shall withhold from any distribution under this Award shares of Common Stock having a Fair Market Value equal to all taxes required to be withheld with respect to the Award. In the event all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the Award cannot be satisfied in this manner, no shares of Common Stock shall be delivered to or for a Participant unless provision to pay required withholding has been made to the Committee’s satisfaction.
8.Expatriate Participants.
Payments of Awards made to expatriate Participants will be, pursuant to the applicable expatriate assignment policy of the Participating Employer, tax normalized based on typical income taxes and social security taxes in the expatriate Participant’s home country relevant to the expatriate Participant’s domestic circumstances.
9.No Fractional Shares.
No fractional shares of Common Stock are permitted in connection with this Award Agreement. For purposes of pro-ration in Section 2(d), Restricted Stock Units shall be rounded up to the nearest whole share of Common Stock. Any shares of Common Stock withheld pursuant to Section 7 shall be rounded to whole shares in the manner determined by the Committee to be appropriate to satisfy the minimum statutory withholding requirements.
10.Successors and Assigns.
This Award Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), but the Participant may not assign any rights or obligations under this Award Agreement except to the extent and in the manner expressly permitted.
11.No Guaranteed Employment.
No provision of this Award Agreement shall confer any right to continued employment.

12.Section 409A.
It is intended that the provisions of this Award Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Award Agreement be operated in a manner consistent with such requirements to the extent applicable.
For purposes of Section 409A of the Code, (a) if the Participant is Retirement Eligible, the time of settlement in Section 5 hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations and is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations and (b) if the Participant is not Retirement Eligible, the time of settlement in Section 5 hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations. For purposes of this Section 12, “Retirement Eligible” means that the Participant will be eligible to terminate Employment by reason of Retirement or Enhanced Retirement, prior to the date such Retirement or Enhanced Retirement would qualify for short-term deferral treatment under Section 409A of the Code.
If the Company is publicly-traded and the Participant is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 5 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.
13.Restrictive Covenants.
(a)This Section 13 shall apply solely to Participants eligible for Enhanced Retirement under this Award Agreement.
(b)Acknowledgment of Access to Confidential Information and Trade Secrets. Participant agrees and acknowledges that during employment with the Company, Participant will be provided with, develop, and will use confidential and proprietary information and trade secrets of the Company. The confidential and proprietary information and trade secrets include, but are not limited to, the Company’s business strategies, non-public financial information, identities of clients and suppliers, pricing and margin information, and any other information that Participant receives as a result of employment with the Company and that provides the Company with an economic benefit from being confidential, whether in written, tangible, electronic or any other form or media (collectively, “Confidential Information”). Confidential Information does not apply to such information which is known to the public so long as such knowledge does not result from a breach of any provision of this Award Agreement by Participant.
(c)Protection of Company Confidential Information and Trade Secrets. Except as expressly authorized by the Company or in order to carry out the duties and responsibilities as an employee for the Company, Participant will not disclose, directly or indirectly, in any way to anyone the Company’s Confidential Information or improperly make use of Confidential Information both during employment with the Company and at any time after employment with the Company terminates. Pursuant to 18 U.S.C. USC § 1833(b), and as set forth fully therein, notice is hereby given that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(d)Non-Competition. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not (i) perform any duties or responsibilities which are similar to those Participant performed on behalf of the Company in the twenty-four (24) months prior to termination of employment for any person or entity who offers services or products, or both, competitive to those offered by the Company at the time of termination of employment, or (ii) perform any duties or responsibilities for any person or entity whereby Participant uses (or may use) Confidential Information of the Company. This restriction shall apply in any geographic area in which the Company does business as of the date of termination of employment.
(e)Non-Interference of Company Relationships. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with any customer, supplier, or vendor relationship which Participant had responsibility for or learned Confidential Information about in the twenty-four (24) months preceding the termination of employment.
(f)Non-Solicitation of Employees. Participant agrees that for a period of twenty-four (24) months following the date Participant’s employment with the Company ends, Participant shall not, directly or indirectly, influence, induce, solicit or otherwise take action intended to disrupt, limit or interfere with the relationship of the Company and any employee with whom Participant interacted or knew about through employment at the Company in the twenty-four (24) months preceding the termination of employment.
(g)Non-Disparagement. Participant agrees that Participant shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of the Company, or any of its officers, directors, shareholders, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall Participant direct, arrange or encourage others to make any such derogatory or disparaging statements on Participant's behalf. Nothing in this paragraph, however, shall prevent Participant from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum, or as otherwise required by applicable law.
(h)Cooperation. Participant agrees to cooperate with the Company by making Participant reasonably available to testify on behalf of the Company in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company and its employees, representatives and counsel.
(i)Irreparable Harm. Participant acknowledges that the Company has a legitimate need to protect itself from improper or unfair competition and to protect its Confidential Information, as well as the Company’s relationships with its business partners and employees, and that the restrictions contained in this Award Agreement are reasonable and necessary to protect the Company’s operations, legitimate competitive interests, and Confidential Information. Participant also recognizes the highly competitive nature of the Company’s business and that irreparable harm would be caused by Participant’s violation of the restrictions contained herein.
(j)Remedies. Participant agrees that the Company’s remedies at law for any violation of this Agreement are inadequate and that the Company has the right to seek injunctive relief in addition to any other remedies available to it. Therefore, if Participant breaches or threatens to breach this Agreement, the Company is entitled to specific performance and injunctive relief, in addition to any other remedies, including but not limited to monetary damages, without the posting of a bond. Participant further agrees to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by the Company in enforcing this Award Agreement. Participant further agrees that a court may extend the duration of the restrictions in Section 13 of this Award Agreement equal to any period of time in which Participant is in violation of this Award Agreement.

14.Company Clawback Policy.
(a)If (i) the Committee determines that the Participant has either engaged in, or benefitted from, Misconduct and (ii) the Participant is classified at a level of M-4 or above in the LyondellBasell Group compensation classification system at the time of such determination, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this Award Agreement (or forfeit all or any portion of this Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged Misconduct or the second anniversary of the Participant’s date of termination.
(b)If the Committee determines that the Participant has violated any of the obligations set forth in Section 13 of this Agreement, upon notice from the Company, the Participant shall reimburse to the Company all or a portion of any amounts (whether in cash or shares) received under this Award Agreement (or forfeit all or any portion of this Award to the extent it has not yet been received) as the Committee deems appropriate under the circumstances. Such notice shall be provided within the earlier to occur of one year after discovery of the alleged violation or the second anniversary of the Participant’s Date of Termination.
15.Choice of Law.
This Award Agreement shall be governed by the laws of the State of Texas, without regard to conflict of laws principles.
16.Jurisdiction and Forum.
Any action arising out of this Award Agreement or the relationship between the parties established herein shall be brought only in the state or federal courts of the State of Texas, and Participant hereby consents to and submits to the exclusive jurisdiction of such courts.
17.Savings Clause.
It is expressly understood and agreed that although the Company and Participant consider the restrictions contained in Section 13 of this Award Agreement to be reasonable for the purpose of preserving the Company’s Confidential Information, as well as the Company’s relationships with its business partners and employees, if any restrictive covenant set forth in Section 13 of this Award Agreement is found by any court having jurisdiction to be invalid or unreasonable, the restrictive covenant shall be limited and reduced so as to contain the maximum restrictions permitted by applicable law. All remaining provisions of this Award Agreement, and/or portions thereof, shall remain in full force and effect.
18.    Waiver.
The Company’s failure to enforce any provision(s) of this Award Agreement shall not in any way be construed as a waiver of any such provision(s), or prevent the Company thereafter from enforcing each and every other provision of this Award Agreement.
LYONDELLBASELL INDUSTRIES N.V.